Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Furniture Brands International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-65714, 333-06990, 333-39355, 333-80189, 333-100133, 333-130322 and 333-156310) on Form S-8 of Furniture Brands International, Inc. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2008 and 2007, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of the internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Furniture Brands International, Inc.
Our report dated March 2, 2009, on the consolidated financial statements, refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, and the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefits Pension and Other Postretirement Plans, effective December 31, 2006.
Our report dated March 2, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness related to the Company’s inadequate policies and procedures over the accounting for income taxes.
/s/ KPMG LLP
St. Louis, Missouri
March 2, 2009